Exhibit 10.4

SWING LINE NOTE

$3,000,000.00	Salt Lake City, Utah
October 24, 2014

FOR VALUE RECEIVED, on the Facility Termination Date, the undersigned, OVERSTOCK.COM, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, as Swing Line Bank, the principal sum of Three Million and No/Dollars ($3,000,000.00), or such lesser sum as may then constitute the aggregate unpaid principal amount of all Swing Line Loans made by Swing Line Bank to Borrower pursuant to the Loan Agreement (as hereinafter defined).  The aggregate principal amount of the Swing Line Loans which Swing Line Bank shall be committed to have outstanding under this Swing Line Note (this “Note”) at any one time shall not exceed Three Million Dollars ($3,000,000.00), which amount may be borrowed, paid, reborrowed and repaid, in whole or in part, subject to the terms, conditions and restrictions of this Note and of the Loan Agreement.  Borrower further promises to pay to the order of Swing Line Bank interest on the aggregate unpaid principal amount of such Swing Line Loans on the dates and at the rate or rates provided for in the Loan Agreement.  All such payments of principal and interest shall be made in lawful currency of the United States in immediately available funds at the office of U.S. Bank National Association located at 170 South Main, 6th Floor, Salt Lake City, Utah 84101, or such other place as Swing Line Bank may from time to time designate in writing.

This Note is the Swing Line Note referred to in the Loan Agreement dated the date hereof by and among Borrower, O.Com Land, LLC, a Utah limited liability company, the Banks from time to time party thereto and U.S. Bank National Association, as a Bank and as Administrative Bank for the Banks, as the same may from time to time be amended, modified, extended, renewed or restated (the “Loan Agreement”; all capitalized terms used and not otherwise defined in this Note shall have the respective meanings ascribed to them in the Loan Agreement).

This Note is secured by, among other things, the Mortgage and the Security Agreement.

Upon the occurrence and during the continuation of any Event of Default under the Loan Agreement, Swing Line Bank’s obligation to make additional Swing Line Loans under this Note may be terminated in the manner and with the effect as provided in the Loan Agreement and the entire outstanding principal balance of this Note and all accrued and unpaid interest thereon may be declared to be immediately due and payable in the manner and with the effect as provided in the Loan Agreement.

Upon the occurrence and during the continuation of an Event of Default, Borrower hereby promises to pay to the order of Swing Line Bank, in addition to all other amounts otherwise due on or under this Note, the costs and expenses of such collection, foreclosure and representation, as provided in Section 9.2 of the Loan Agreement.  Borrower hereby waives presentment for payment, demand, protest, notice of protest and notice of dishonor.

Section 9.6 of the Loan Agreement is hereby incorporated by reference and made a part hereof.

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Signature page to Swing Line Note

BORROWER:

OVERSTOCK.COM, INC.,
a Delaware corporation

By:	/s/ Robert Hughes
Name:	Robert Hughes
Its:	Senior Vice President, Finance and Risk Management